INDEPENDENT AUDITORS' CONSENT

We consent to the incorporation by reference in this Registration Statement of Laclede Gas Company and subsidiaries on Form S-8 of our report (which report expresses an unqualified opinion and includes an explanatory paragraph referring to the changes in methods of accounting for income taxes and postretirement benefits other than pensions effective October 1, 1993) dated November 17, 1994, appearing in the Annual Report on Form 10-K of Laclede Gas Company and subsidiaries for the year ended September 30, 1994. We also consent to the incorporation by reference in this Registration Statement of our report dated January 6, 1995 appearing in the Annual Report on Form 11-K of Laclede Gas Company Wage Deferral Savings Plan for the year ended July 31, 1994, respectively.

DELOITTE & TOUCHE LLP

February 1, 1995